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            July 13, 2022

       Robert Gagnon
       Chief Business and Financial Officer
       Verastem, Inc.
       117 Kendrick Street
       Suite 500
       Needham, MA 02494

                                                        Re: Verastem, Inc.
                                                            Form 10-K
                                                            For the Year Ended
12/31/2021
                                                            File No. 001-35403

       Dear Mr. Gagnon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




            Sincerely,


            Division of Corporation Finance

            Office of Life Sciences